CERTIFICATE OF SECRETARY


I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of SGI International, a Utah Corporation.

2. The Resolution set forth below is a true and correct copy of a Resolution passed by the SGI Board of Directors on October 8, 1997, establishing the Series 97-F Convertible Preferred Stock.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the corporation on October 8, 1997.

   /s/  John R. Taylor
---------------------------------------
John R. Taylor, Secretary

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), and the Corporation Laws of the State of Utah, the issuance of a series of Preferred Stock, which shall consist of Two Thousand (2,000) shares, out of Twenty Million (20,000,000) shares of Preferred Stock which the Company has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restriction thereof, of the shares of such series (in addition to the powers, designations, preferences, and relative, participating, optional or to other special rights and the qualification, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

(a) Designation and Rank

The designation of the series of Preferred Stock authorized by this resolution shall be 97-F Convertible Preferred Stock (the "Series 97-F Preferred Stock"). The maximum number of shares of Series 97-F Preferred Stock shall have a liquidation preference (the "Liquidation Preference") of One Thousand ($1,000) per share. The Series 97-F Preferred Stock shall rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued, or outstanding, other than any classes or series of equity securities of the Company ranking on a parity with or senior to the Series 97-F Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution of the Company. The Series 97-F Preferred Stock shall be junior to all previous Series of Preferred Stock as to both the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up of the Company, and shall be junior to all outstanding debt of the Company. The Series 97-F Preferred Stock shall be subject to the creation of senior stock, parity stock and junior stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

(b) Voting Rights

Each holder of the Series 97-F Preferred Stock shall have no voting rights or powers whatsoever on any matters concerning the Company.


(c) Dividend Provisions

(1) The holders of shares of Series 97-F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Company) on the Common Stock of this Company, at a per share rate equal to eight percent (8%) per annum of the amount of the respective Liquidation Preference of the Series 97-F as set forth in Section (a) hereof, payable quarterly or on a pro rata basis on conversion at the election of the holder thereof. Any dividends payable pursuant to the provisions of this paragraph shall only be payable in Common Stock of the Company and not in cash.

(2) Such dividends shall accrue on each share from the date of its original issuance, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series 97-F Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Series 97-F Preferred Stock or Common Stock. Dividends on the Series 97-F Preferred Stock shall be nonparticipating and the holders of the Series 97-F Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

(d) Liquidation

1. General. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series 97-F Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to stockholders, before any distribution or payment is made upon any Common Stock or any other stock ranking as to the distribution of assets upon liquidation, dissolution or winding up of the Company junior to the Series 97-F Preferred Stock, an amount in cash equal to the amount of any accumulated but unpaid dividends as described in Paragraph (c) herein, plus the Liquidation Preference of the Series 97-F Preferred Stock (collectively, the "Liquidation Value"), and shall not be entitled to any further payment. After the full preferential Liquidation Value has been paid to, or determined and set apart for the Series 97-F Preferred Stock, the remaining assets shall be paid to, the Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail., return receipt requested, not less than 60 days prior to the payment date stated therein, to each record holder of any share of Series 97-F Preferred Stock. Neither the consolidation or merger of the Company into or with any other company or companies, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company for purposes hereof.

2. Partial Distribution of Assets. If the amounts available for distribution with respect to the Series 97-F Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series 97-F Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series 97-F Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock ranking on a parity with or senior to Series 97-F may include accumulated dividends) to which they are entitled.

(e) Conversion.

1. General. Subject to the other provisions hereof including paragraph (f) herein, each share of the Series 97-F Preferred Stock shall be convertible, at the option of the holder as described in paragraph 2 below, into that number of shares of fully paid and nonassessable shares of Common Stock which is to be derived from dividing the Conversion Rate by the Conversion Price. For purposes of this Certificate, the Conversion Rate shall mean the Liquidation Preference of $1,000 per share of Preferred Stock. For purposes hereof, the Conversion Price shall be determined as of the date the notice of conversion is received by the Company ("Conversion Date") and shall be equal to the lesser of: (a) the average closing bid price of the shares of Common Stock over the five (5) day trading period prior to the Closing Date as such Closing Date is defined in the 8% Convertible Preferred Stock Subscription Agreement for the Series 97-F Preferred Stock, a copy of which is attached hereto, or (b) seventy five percent (75%) of the average of the closing bid price on the five
(5) trading days ending on the day immediately preceding the Conversion Date. The closing bid price shall be deemed to be the reported last bid price regular way as reported by Bloomberg LP or if unavailable, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the closing bid price as reported by NASDAQ or such other system then in use, or, if the Common Stock is not quoted by any such organization, the closing bid price in the over-the-counter market as furnished by the principal national securities exchange on which the Common Stock is traded. In the event that the Common Stock issuable upon conversion of the Series 97-F Preferred Stock is not delivered, as a direct result of the negligence or action or inaction of the Company only, within five (5) business days of receipt by the Company of a valid notice of conversion and the certificate for the Series 97-F Preferred Stock to be converted ("Receipt Conversion Date"), the Company shall pay to the purchaser, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of the Series 97-F Preferred Stock sought to be converted, $500 for each of the first ten (10) days and $1,000 per day thereafter that the shares of Common Stock issuable upon conversion of the Series 97-F Preferred Stock are not delivered, which liquidated damages shall run from the sixth business day after the Receipt Conversion Date. Any and all payments required pursuant to this paragraph shall be payable only in shares of Common Stock and not in cash. The number of such shares shall be determined by dividing the total sum payable by the Conversion Price.

2. Exercise of Conversion Rights. Subject to the limitations described in paragraph (f) herein, the Series 97-F shall first be convertible at the earlier of: (i) the date the registration statement for the shares of Common Stock underlying the Series 97-F Preferred Stock is declared effective by the Securities and Exchange Commission ("SEC") or (ii) sixty one (61) days from the closing date as defined in the 8% Preferred Stock Subscription Agreement ("Closing Date"). If the registration statement is not declared effective by the SEC by the sixty first (61st) day following the date the notice demanding registration is received by the Company, the holder of the Series 97-F Preferred Stock has the option of either (a) converting up to fifty percent (50%) of the Series 97-F Preferred Stock pursuant to the provisions of Regulation S or (b) requiring the Company to pay to the holder thereof damages, in cash, at the rate of one and one-half percent (1.5%) of the Liquidation Value for the first month, and three percent (3%) of the Liquidation Value for each month thereafter until the registration statement is declared effective by the SEC, with the damages beginning to accrue on the ninety first (91st) day following demand by the holder thereof. For the purpose of determining if any damages may be payable by the Company to the holder of the Series 97-F Preferred Stock, if a Form S-3 registration statement is not available to the Company, and the Company shall file a Form SB-2 registration statement or other registration statement, the period of time during which the registration statement must be declared effective after the date the notice demanding registration is received by the Company shall increase from sixty one (61) days to one-hundred and twenty one
(121) days. Notwithstanding the proceeding sentence, if the registration statement for the common stock underlying the Series 97-F Preferred Stock is not declared effective by the one-hundred and twenty first (121st) day following the date the notice demanding registration is received by the Company, the holder of the Series 97-F Preferred Stock has the option of converting the remaining shares of Common Stock underlying the Series 97-F Preferred Stock pursuant to the provisions of Regulation S. Subject to the limitations described in this paragraph regarding the period of time when the Series 97-F Preferred Stock shall first be convertible, the Series 97-F Preferred Stock shall be convertible for two (2) years from the Closing Date, and all of the Series 97-F Preferred Stock must be converted by the second anniversary of the Closing Date. The holder of the Series 97-F Preferred Stock shall further be prohibited from converting any portion of the Series 97-F Preferred Stock which would result in the holder being deemed the beneficial owner in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the issued and outstanding Common Stock of the Company.

3. Mechanics of Conversion. The holder of the Series 97-F
Preferred Stock shall exercise its right to convert the Series 97-F Preferred Stock by telecopying an executed and completed notice of conversion to the Company and delivering the original notice of conversion and the certificate representing the Series 97-F Preferred Stock to the Company by express courier. Each business date on which a notice of conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will use its best efforts to transmit the certificates representing shares of Common Stock issuable upon conversion of any Series 97-F Preferred Stock (together with the certificates representing the Series 97-F Preferred Stock not so converted) to the holder via express courier, by electronic transfer or otherwise within three business days after the Conversion Date if the Company has received the original duly executed notice of conversion and Series 97-F Preferred Stock certificate being so converted by such date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If certificates for Common Stock are not delivered within three (3) business days of actual receipt of a duly completed election to convert and the certificate to be converted, then the purchaser of the Series 97-F Preferred Stock will be entitled to revoke the relevant notice of conversion by delivering a notice to such effect to the Company whereupon the Company and the purchaser shall each be restored to their respective positions immediately prior to the delivery of such notice of conversion.

4. Adjustment Provisions. The number of shares of Common Stock issuable upon the conversion of the Preferred Stock and the Conversion Price shall be subject to adjustment as follows:

(i) In case the Company shall (i) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholder a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the number of shares of Common Stock issuable upon conversion of the Series 97-F Preferred Stock immediately prior thereto shall be adjusted so that the holders of the Series 97-F Preferred Stock shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Series 97-F Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.

(ii) Any adjustment in the numbers of shares of Common Stock issuable hereunder otherwise required to be made by this Section (e)(4) will not have to be made if such adjustment would not require an increase or decrease in one percent (1%) or more in the number of shares of Common Stock issuable upon conversion of the Series 97-F Preferred Stock. No adjustment in the Conversion Rate will be made for the issuance of shares of capital stock to directors, employees or independent contractors pursuant to the Company's or any of its subsidiaries' stock option, stock ownership or other benefit plans or arrangements or trusts related thereto or for issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan.

(iii) Whenever the number of shares of Common Stock issuable upon the conversion of the Series 97-F Preferred Stock is adjusted, as herein provided, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of Series 97-F Preferred Stock immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

5. Mergers, etc. In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of a share of Series 97-F Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the Company into which such shares of Series 97-F Preferred Stock would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Common Stock of the Company (A) is not an entity with which the Company consolidated or into which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of the constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which the Company merged into the Company or to which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this Section (e)(5) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interest thereafter of the holders of shares of Series 97-F Preferred Stock, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor Company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer shall assume, by written instrument, the obligation to deliver to the holder of each share of Series 97-F Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section (e)(5).

6. No Impairment. This Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section (e) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series 97-F Preferred Stock against impairment.

7. Fractional Shares. Any fractional shares issuable upon conversion of the Series 97-F Preferred Stock shall be rounded to the nearest whole share or, at the election of the Company, the Company shall pay the holder thereof an amount in cash equal to the closing bid price thereof. Whether or not fractional shares are issuable upon conversion shall be determined on the basis of the total number of shares of Series 97-F Preferred Stock the holder is at the time converting to Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

8. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series 97-F Preferred Stock pursuant to Section (e)(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series 97-F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series 97-F Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series 97-F Preferred Stock.

9. Reservation of Common Stock Issuable Upon Conversion. The
Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series 97-F Preferred Stock, such numbers of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series 97-F Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to satisfy the conversion rights hereunder, in addition to such other remedies as shall be available to the holder of Series 97-F Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


10. Status of Converted Shares. In the event any shares of Series 97-F Preferred Stock shall be converted pursuant to Section (e) hereof, the shares so converted shall be canceled and shall not be issuable by the Company, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued by the Company at anytime as shares of any series of Preferred Stock other than Series 97-F Preferred Stock.

(f) Redemption

1. Optional Redemption by the Company. Holders of Series 97-F
Convertible Preferred Shares do not have the right to cause redemption of their Series 97-F Convertible Preferred Shares. For any Series 97-F Preferred Stock for which a notice of conversion has not been sent, the Series 97-F Convertible Preferred Shares are callable by the Company as a series, in whole or in part, by the Company thereafter providing thirty (30) days prior written notice to the holder of the Series 97-F Preferred Stock ("Redemption Date"), by a payment in U.S. dollars of one hundred thirty percent (130%) of the Liquidation Value of $1,000 per share as defined in paragraphs (a), (c), and (d) above ("Redemption Price") which Liquidation Value shall include cumulative dividends as provided in paragraph (c) herein accrued and unpaid through the Redemption Date. On the date the Company sends a notice of redemption to the holders of the Series 97-F Convertible Preferred Stock ("Holders") and wire transfers the appropriate amount of funds into the escrow account described in the 8% Convertible Preferred Stock Subscription Agreement, whichever event date is the latter ("Notice of Redemption Date"), the Holder's right to convert the Series 97-F Convertible Preferred Stock shall terminate and be canceled immediately, provided, however, the Company shall only have the right to redeem the Series 97-F Preferred Stock when, on the Redemption Date, the closing bid price, as defined in paragraph (e)(1) herein, of the shares of Common Stock into which the Series 97-F Preferred Stock is convertible, is less than the closing bid price on the date the Holder or the original subscriber executed the 8% Convertible Preferred Stock Subscription Agreement. If fewer than all of the outstanding shares of Series 97-F Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed pro-rata, by lot or by other method deemed equitable by the Company in its sole discretion.

2. Notice of Redemption. Notice of any redemption, setting forth (i) the Redemption Date and the place fixed for redemption, (ii) the Redemption Price, and (iii) a statement that dividends on the shares of Series 97-F Preferred Stock to be redeemed will cease to accrue on such Redemption Date, and (iv) a statement of or reference to the conversion right set forth in Section (e) hereof (including that the right to give a notice of conversion in respect of any shares to be redeemed shall terminate on the Notice of Redemption
Date), shall be mailed, postage prepaid, at least thirty (30) days prior to the Redemption Date to each holder of record of the Series 97-F Preferred Stock to be redeemed at his or her address as the same shall appear on the books of the Company. If fewer than all the shares of the Series 97-F Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares. Upon notice of its right to redeem the Series 97-F Preferred Stock, the Company shall wire transfer the appropriate amount of funds into an escrow account mutually agreed upon by both the Company and the purchaser of the Series 97-F Preferred Stock within three (3) business days of such notice. Additionally, if after the passage of three (3) business days from the receipt by the purchaser of the notice of the Company's right to redeem the Series 97-F Preferred Stock and the time funds are received by the escrow agent, the Company has not deposited into escrow the appropriate amount of funds to redeem the Series 97-F Preferred Stock, the Company shall pay to the purchaser an amount equal to five (5%) percent per month of the Liquidation Preference on a pro rata basis in cash. After the escrow agent is in receipt of such funds, he shall notify the purchaser to surrender the appropriate amount of Series 97-F Preferred Stock. If after three (3) business days from the date the notice of redemption is received by the purchaser the funds have not been received by the escrow agent, then the purchaser shall again have the right to convert the Series 97-F Preferred Stock and the Company shall have the right to redeem the Series 97-F Preferred Stock but only upon simultaneously sending a notice of redemption to the purchaser and wire transferring the appropriate amount of funds.

3. Mechanics of Redemption. At any time up to the date immediately prior to the Notice of Redemption Date, the holders shall have the right to convert the Series 97-F Preferred Stock into Common Stock as more fully provided in Section (e) hereof. Unless so converted, at the close of business on the Notice of Redemption Date, subject to the conditions described in paragraph
(f)(1) herein, each share of Series 97-F Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series 97-F Preferred Stock, including the right to conversion shall cease without further action. At any time following the Notice of Redemption Date, holders of the Series 97-F Preferred Stock may surrender their certificates at the office of the Company or any transfer agent therefor, duly endorsed and with signature guaranteed. As soon as practicable after surrender of the certificate, the Company or transfer agent, as the case may be, shall forward payment of the Redemption Price to the holder thereof or his assignee.

4. Adjustment of Call Price. The call price shall be adjusted proportionally upon any adjustment of the Conversion Price under Section (e) (4) hereof in the event of any stock dividend, stock split, combination of shares or similar event.

5. Retired Shares. Shares of Series 97-F Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, including by redemption in accordance with Section (f) hereof, shall after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any Series of Preferred Stock other than as shares of Series 97-F Preferred Stock.

(g) Notices.

1. Upon the Company. Any notice pursuant to the terms thereof to be given or made by a holder of shares of Preferred Stock to or upon the Company shall be sufficiently given or made if sent by facsimile or by mail, postage prepaid, addressed (until another address is sent by the Company to the holder) as follows:

SGI International
1200 Prospect Street, Suite 325
La Jolla, CA 92037


2. Upon Series 97-F Preferred Stock Holders. Any notice pursuant to the terms hereof to be given or made by the Company to or upon any holder of shares of Series 97-F Preferred Stock shall be sufficiently given or made if sent by mail, postage Prepaid, addressed (until another address is sent by the holder to the Company) to the address of such holder on the records of the Company.

IN WITNESS WHEREOF, SGI International, has caused this Certificate to be signed by its Senior Vice President, and attested to by its Secretary, this 8th day of October, 1997.

SGI INTERNATIONAL


By: /s/  Joseph A. Savoca
   --------------------------
Title: President


Attest:

/s/ John R. Taylor
-----------------------------
John R. Taylor, Secretary